Exhibit 23.3

James A Turner, P.Geo., President
BlueMap Geomatics Ltd. (641640 BC Ltd.)
14149 17 A Avenue
Surrey B.C.
V4A 6R8

Attention: Richard R. Walters
Goldrich Mining Company
3412 S Lincoln Dr.
Spokane, Washington, USA.
99203-1650

Consent of Expert

United States Securities and Exchange Commission

I, James Turner, P. Geo. of BlueMap Geomatics Ltd, authored and prepared the Report "Structural and Lithological Features Observed From Air Photo Mosaic" (the "Report") dated March 6, 2003 for the Chandalar Project in the Chandalar District, Alaska, USA.

I hereby consent to the filing of the Report with the Registration Statement of the Company on Form S-1 filed on or around February 3, 2009 (the "Registration Statement"), and to the use of and references to the subject matter of the Report contained therein. I also consent to the use of my name and the name of BlueMap Geomatics Ltd. in the Registration Statement in regard to preparation of the Report.

I do not have any reason to believe that there are any misrepresentations in the information derived from the Little Squaw, now Goldrich, data or my technical report or that the written disclosure contains any misrepresentations of the information contained in the technical report.

Dated: February 3, 2009

Yours truly,

James A. Turner, P.Geo.

Signed
James A. Turner, P.Geo.
14149-17A Avenue
Surrey B.C.
V4A 6R8

Reg. No. 19843 Association of Professional Engineers and Geoscientists of British Columbia, CANADA.